Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Earnings

ELBA, ALABAMA (August 12, 2016)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months and six months ended June 30, 2016 and 2015, based on US generally accepted accounting principles, were reported today as follows:

Unaudited Consolidated Financial Summary	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Gross premiums written	$18,493,000	$18,244,000	$35,457,000	$34,784,000
Net premiums written	$16,773,000	$17,000,000	$32,710,000	$32,034,000

Net premiums earned	$15,227,000	$14,880,000	$30,392,000	$29,586,000
Net investment income	1,029,000	813,000	2,020,000	1,815,000
Net realized investment gains	242,000	245,000	249,000	387,000
Other income	150,000	156,000	304,000	314,000
Total Revenues	16,648,000	16,094,000	32,965,000	32,102,000
Policyholder benefits and settlement expenses	8,862,000	9,435,000	17,909,000	17,697,000
Amortization of deferred policy acquisition costs	906,000	918,000	1,693,000	1,817,000
Commissions	2,117,000	2,089,000	4,225,000	4,144,000
General and administrative expenses	2,158,000	2,119,000	4,287,000	4,150,000
Taxes, licenses and fees	574,000	518,000	1,174,000	1,173,000
Interest expense	333,000	348,000	678,000	668,000
Total Benefits, Losses and Expenses	14,950,000	15,427,000	29,966,000	29,649,000
Income Before Income Taxes	1,698,000	667,000	2,999,000	2,453,000
Income tax expense	402,000	44,000	762,000	522,000
Net Income	$1,296,000	$623,000	$2,237,000	$1,931,000
Income Per Common Share	$0.52	$0.25	$0.89	$0.77
Reconciliation of Net Income to non-GAAP Measurement
Net income	$1,296,000	$623,000	$2,237,000	$1,931,000
Income tax expense	402,000	44,000	762,000	522,000
Realized investment gains, net	(242,000)	(245,000)	(249,000)	(387,000)
Pretax Income From Operations	$1,456,000	$422,000	$2,750,000	$2,066,000

Management Commentary on Results of Operations

Three months ended June 30, 2016 compared to three months ended June 30, 2015:

Premium Revenue:
For the quarter ended June 30, 2016, net premiums earned were up $347,000 at $15,227,000 compared to $14,880,000 in the same period last year; an increase of 2.3%. The primary reasons for the increase were a moderate decline in catastrophe reinsurance costs coupled with an 1.4% increase in direct premium. The increase in direct premium was primarily related to the P&C segment which had a 2.4% increase in gross earned premium revenue during the second quarter of 2016 compared to the same period in 2015.

Net Income:
For the three months ended June 30, 2016, the Company had net income of $1,296,000, $0.52 per share, compared to net income of $623,000, $0.25 per share, for the same period in 2015, an increase of $673,000. The primary reason for the increase in net income was a $573,000 decrease in policyholder benefits and settlement expenses (claims) in the second quarter of 2016 compared to the same period in 2015. This decline in claims was primarily the result of a 23.3% decrease in reported fire losses in the property and casualty segment. For the three months ended June 30, 2016, reported fire losses were down $899,000 compared to the same period last year. This decline was partially offset by increases in reported non-cat wind and hail claims totaling $499,000. Moderate increases in net premium earned and investment income also contributed to the increase in net income for the quarter.

Pretax income from insurance operations:
A primary non-GAAP financial measure used by management is pretax income from operations. This measure consists of net income before income taxes adjusted for realized investment gains and losses. This measure provides a means of comparing the results of our core operations without the impact of items that are more unpredictable and less consistent from year to year. A reconciliation of pretax income from operations is presented in the table above.

For the three months ended June 30, 2016, pretax income from insurance operations was $1,456,000 compared to pretax income from insurance operations of $422,000 for the three months ended June 30, 2015. The primary factors contributing to the increase in pretax income from insurance operations were a $347,000 increase in net premiums earned coupled with a $573,000 decrease in claims, primarily due to a decrease in frequency of fire claims in the property and casualty insurance segment.

Six months ended June 30, 2016 compared to six months ended June 30, 2015:

Premium Revenue:
For the period ended June 30, 2016, net premiums earned totaled $30,392,000 compared to $29,586,000 for the same period in 2015; an increase of $806,000 or 2.7%. The primary reason for the increase was a 1.6% decrease in catastrophe reinsurance ceded premium coupled with a 1.9% increase in direct written premium. The P&C segment was the primary contributor to the increase with gross earned premium revenue up 2.7% in 2016 compared to the same period in 2015.

Net Income:
For the period ended June 30, 2016, the Company had net income of $2,237,000, $0.89 per share, compared to net income of $1,931,000, $0.77 per share, for the same period in 2015, an increase of $306,000. As discussed above, an increase in premium revenue was the primary reason for the increase in net income in 2016 compared to 2015. Net income for the six-month periods of 2016 and 2015 were adversely impacted by a widespread and elevated frequency of wind, isolated tornado and hail losses in the property and casualty insurance segment.

Pretax income from operations:
For the period ended June 30, 2016, pretax income from operations was $2,750,000 compared to $2,066,000 for the period ended June 30, 2015, an increase of $684,000 or 33.1%. Moderate revenue growth, primarily in the P&C segment, is the primary reason for the improved results through June 30, 2016 compared to the same period in 2015.

Management Commentary on Financial Position

Selected Balance Sheet Highlights	June 30, 2016	December 31, 2015
	(UNAUDITED)
Invested Assets	$119,884,000	$112,557,000
Cash	$4,063,000	$6,763,000
Total Assets	$152,021,000	$147,841,000
Policy Liabilities	$77,249,000	$77,043,000
Total Debt	$17,963,000	$17,957,000
Accumulated Other Comprehensive Income	$2,732,000	$525,000
Shareholders' Equity	$49,177,000	$44,883,000
Book Value Per Share	$19.54	$17.87

Invested Assets:
Invested assets as of June 30, 2016 were $119,884,000 up $7,327,000, or 6.5%, compared to December 31, 2015. The increase in invested assets was primarily driven by $3,861,000 in new investments with the remainder of the increase consisting of increases in market value of available for sale fixed income investments. The decline in overall interest rates driven by declines in US Treasury yields during the second quarter of 2016 was the primary contributor to the increase in market value of fixed income investments.

Cash:
The Company, primarily through its insurance subsidiaries, had $4,063,000 in cash and cash equivalents at June 30, 2016, compared to $6,763,000 at December 31, 2015. The decrease in cash was primarily due to an increase in investment in investments in fixed income securities.

Total Assets:
Total assets as of June 30, 2016 were $152,021,000 compared to $147,841,000 at December 31, 2015. The increase in total assets was primarily due to an increase in market values of fixed income investments but positive operating cash flow also contributed to the increase in total assets. Primarily due to the decline in overall market interest rates, coupled with a recovery in our energy sector bond holdings, the market value of our fixed income securities available for sale increased $3,090,000 over the first six months of 2016.

Policy Liabilities:
Policy liabilities were $77,249,000 at June 30, 2016 compared to $77,043,000 at December 31, 2015; an increase of $206,000. The increase in policy liabilities was primarily due to an increase in outstanding claims in the life insurance segment.

Debt Outstanding:
Total debt was virtually unchanged at June 30, 2016 at $17,963,000 compared to $17,957,000 at December 31, 2015.

Shareholders' Equity:
Shareholders' equity as of June 30, 2016 was $49,177,000 up $4,294,000 compared to December 31, 2015 Shareholders' equity of $44,883,000. Book value per share was $19.54 at June 30, 2016, compared to $17.87 per share at December 31, 2015, an increase of $1.67. The primary factors contributing to the increase in Shareholders' equity were net income of $2,237,000 coupled with an increase in accumulated other comprehensive income of $2,207,000. The increase in accumulated other comprehensive income was driven by increases in market values of available for sale investment securities primarily in our fixed income portfolio. Partially offsetting the increase in Shareholders' equity was shareholder dividends paid of $226,000.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property and casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.